UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2018 (January 23, 2018)

COMPASS DIVERSIFIED HOLDINGS
(Exact name of registrant as specified in its charter)

Delaware	001-34927	57-6218917
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

COMPASS GROUP DIVERSIFIED
HOLDINGS LLC
(Exact name of registrant as specified in its charter)

Delaware	001-34926	20-3812051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
301 Riverside Avenue
Second Floor
Westport, CT 06880
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (203) 221-1703

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8    Other Events
Item 8.01    Other Events
Compass Group Diversified Holdings LLC (the “Company”) and Compass Diversified Holdings (“Holdings” and, together with the Company, collectively “CODI,” “us” or “we”) acquires and manages small to middle market businesses in the ordinary course of its business. The following description relates to the recent add-on acquisition of a business by one of CODI’s existing portfolio companies, Sterno Products, LLC, a Delaware limited liability company (“Sterno”).

Rimports Inc.
On January 23, 2018, Sterno, entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Rimports Inc., a Utah corporation (“Rimports”), Jeffery W. Palmer, individually and in his capacity as Seller Representative (“Palmer”), the Jeffery Wayne Palmer Dynasty Trust dated December 26, 2011 (the “Palmer Dynasty Trust”), the Angela Marie Palmer Irrevocable Trust dated December 26, 2011 (the “Palmer Irrevocable Trust”), the Angela Marie Palmer Charitable Lead Trust (the “Palmer Charitable Trust,” and together with Palmer, the Palmer Dynasty Trust, the Palmer Irrevocable Trust, collectively, the “Palmer Seller Parties”), the Fidelity Investments Charitable Gift Fund (the “Fidelity Charitable Gift Fund”), the TAK Irrevocable Trust dated June 7, 2012 (the “TAK Trust”), and the SAK Irrevocable Trust dated June 7, 2012 (the “SAK Trust,” and together with the TAK Trust, the “Knapp Seller Parties”) (each of the Palmer Seller Parties, the Fidelity Charitable Gift Fund and the Knapp Seller Parties a “Seller,” and collectively the “Sellers”), together with each of Todd Knapp and Signe Knapp as additional parties, solely for purposes of certain sections of the Purchase Agreement. Pursuant to the Purchase Agreement Sterno will acquire all of the issued and outstanding capital stock of Rimports (the “Acquisition”) for a cash amount equal to the base purchase price of $145 million on a debt-free basis plus any cash on hand and less any employee closing payments, subject to a working capital adjustment and together with a potential earn-out payment of up to $25 million (less any closing bonus payment by Rimports) (the “Earn-Out”) (collectively, the “Purchase Price”). The payment of the Earn-Out is contingent on the attainment of certain future performance criteria of Rimports for the twelve-month period from May 1, 2017 to April 30, 2018 and the fourteen-month period from March 1, 2018 to April 30, 2019. Upon the closing of the Acquisition, Sterno will own 100% of Rimports. CODI expects to fund the Purchase Price through a draw on its revolving credit facility and will amortize a substantial portion of the Purchase Price for tax purposes.

Headquartered in Provo, UT, Rimports is a manufacturer and distributor of branded and private label scented wickless candle products used for home décor and fragrance. Rimports offers an extensive line of wax warmers, scented wax cubes, essential oils and diffusers, and other home fragrance systems, through the mass retailer channel. For the trailing twelve months ended November 30, 2017, Rimports reported net revenue of approximately $155 million and EBITDA of approximately $34 million. Rimports incurs approximately $1 million in capital expenditures annually.

The Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions. Each party’s obligation to consummate the Purchase Agreement is subject to certain conditions, including, but not limited to (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party and (ii) performance in all material respects by the other party of its covenants.

The Acquisition is subject to customary closing conditions and is expected to close within 45 days of entry into Purchase Agreement or such other time as the parties may mutually agree. However, there can be no assurances that all of the conditions to closing will be satisfied.

The foregoing brief description of the Purchase Agreement is not meant to be exhaustive and is qualified in its entirety by the Purchase Agreement itself, which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

On January 24, 2018, the Company issued a Press Release announcing the execution of the Purchase Agreement. A copy of the Press Release is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Section 9    Financial Statements and Exhibits
Item 9.01    Financial Statements and Exhibits
(d) Exhibits.

99.1
Stock Purchase Agreement dated January 23, 2018, by and among Rimports Inc., Jeffery W. Palmer, the Jeffery Wayne Palmer Dynasty Trust dated December 26, 2011, the Angela Marie Palmer Irrevocable Trust dated December 26, 2011, the Angela Marie Palmer Charitable Lead Trust, the Fidelity Investments Charitable Gift Fund, the TAK Irrevocable Trust dated June 7, 2012, and the SAK Irrevocable Trust dated June 7, 2012, together with each of Todd Knapp and Signe Knapp.

99.2	Press Release dated January 24, 2018 announcing the execution of the Purchase Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2018	COMPASS DIVERSIFIED HOLDINGS

	By:	/s/ Ryan J. Faulkingham

Ryan J. Faulkingham
Regular Trustee
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2018	COMPASS GROUP DIVERSIFIED HOLDINGS LLC

	By:	/s/ Ryan J. Faulkingham

Ryan J. Faulkingham
Chief Financial Officer